Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
On May 31, 2025 (the "Closing Date"), Kontoor Brands, Inc. (the “Company” or “Kontoor”) completed its acquisition (the "Acquisition") of all of the issued and outstanding share capital of CTC Triangle B.V., a Netherlands private limited liability company, which is the parent of a group of companies that operates the Helly Hansen® and Musto® brands. CTC Triangle B.V. and its subsidiaries are collectively referred to as “Helly Hansen.”
The Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 28, 2025, and for the year ended December 28, 2024, are presented to give effect to the Acquisition and the related financing as if it had occurred on December 31, 2023, which is the beginning of the fiscal year ended December 28, 2024. Subsequent to the Acquisition, the Company has filed its quarterly report on Form 10-Q for the period ended June 28, 2025. As the most recent historical balance sheet includes the acquired Helly Hansen business, a pro forma balance sheet has not been presented in the pro forma financial information herein. The unaudited pro forma financial information for Kontoor is derived from, and should be read in conjunction with, its Form 10-K as filed with the Securities and Exchange Commission (the “SEC”) on February 25, 2025, and its Form 10-Q as filed with the SEC on August 7, 2025. The unaudited pro forma financial information for Helly Hansen is derived from, and should be read in conjunction with, its historical audited Combined Consolidated Statement of Operations of Helly Hansen, for the year ended December 31, 2024, and its historical unaudited Condensed Combined Consolidated Statement of Operations of Helly Hansen for the three months ended March 31, 2025, included as exhibits to this Form 8-K.
The unaudited pro forma condensed combined financial information is presented as follows:
•The Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 28, 2025, was prepared based on (i) the historical unaudited Consolidated Statement of Operations of Kontoor for the six months ended June 28, 2025, which includes one month of post-acquisition results of Helly Hansen, (ii) the historical unaudited Condensed Combined Consolidated Statement of Operations of Helly Hansen for the three months ended March 31, 2025, and (iii) the results from operations for the two months ended May 31, 2025, representing the pre-acquisition stub period of Helly Hansen.
•The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 28, 2024, was prepared based on (i) the historical audited Consolidated Statement of Operations of Kontoor for the year ended December 28, 2024, and (ii) the historical audited Combined Consolidated Statement of Operations of Helly Hansen for the year ended December 31, 2024.
The Acquisition was accounted for using the acquisition method of accounting for business combinations under the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of Regulation S-X and are presented to illustrate the estimated effects of the Acquisition (the “Transaction Accounting Adjustments”) and financing impacts (the “Financing Adjustments” and, collectively, the “Adjustments”).
The unaudited pro forma condensed combined financial information and related notes are provided for illustrative purposes only and do not purport to represent what the combined company’s actual results of operations or financial position would have been had the Acquisition been completed on the dates indicated, nor are they necessarily indicative of the combined company’s future results of operations or financial position for any future period. The pro forma adjustments are based on the preliminary assumptions and information available that management believes are reasonable under the circumstances. The historical financial statements of the Company and Helly Hansen have been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that constitute accounting adjustments, which are necessary to account for the Acquisition in accordance with U.S. generally accepted accounting principles (“GAAP”). The unaudited pro forma adjustments are based upon the limited availability of information provided to Kontoor management and certain assumptions that Kontoor management believes are reasonable.
The following unaudited pro forma condensed combined financial information gives effect to the Acquisition, which includes adjustments for the following:
•Certain reclassifications to conform Helly Hansen’s historical financial statement presentation to the Company’s historical financial statement presentation (Note 2);
•Transaction Accounting Adjustments (Note 3); and
•Proceeds and uses of the financing entered in connection with the Acquisition (Note 3).
All terms defined in this exhibit of the report are used solely for the purposes of this exhibit and do not apply to any other section of this report.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the six months ended June 28, 2025
(USD in Thousands)

	For the six months ended June 28, 2025	For the five months ended May 31, 2025					For the six months ended June 28, 2025

	Kontoor Brands, Inc. (Historical) - USD	Helly Hansen (Reclassified) - USD	Transaction Accounting Adjustments	Notes	Financing Adjustments	Notes	Pro Forma Combined for Acquisition and Financing Adjustments
Net revenues	$1,281,160	$229,123	$—		$—		$1,510,283
Costs and operating expenses
Cost of goods sold	680,687	113,529	(150)	3D	—		794,066
Selling, general and administrative expenses	448,637	119,705	(112)	3A	—		571,271
			1,523	3B
			(28)	3C
			1,546	3F
Total costs and operating expenses	1,129,324	233,234	2,779		—		1,365,337
Operating income (loss)	151,836	(4,111)	(2,779)		—		144,946
Interest expense	(23,293)	(4,790)	1,546	3F	(16,035)	3H	(42,572)
Interest income	6,337	1,136	—		—		7,473
Other income, net	18,761	—	—		—		18,761
Income (loss) before income taxes	153,641	(7,765)	(1,233)		(16,035)		128,608
Income taxes	(37,154)	550	271	3G	3,528	3I	(32,805)
Income from equity method investment	264	1,769	—		—		2,033
Net income (loss)	$116,751	$(5,446)	$(962)		$(12,507)		$97,836
Earnings per common share
Basic	$2.11						$1.76
Diluted	$2.08						$1.75
Weighted average shares outstanding
Basic	55,458						55,458
Diluted	56,017						56,017
See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the year ended December 28, 2024
(USD in Thousands)

	For the year ended December 28, 2024	For the year ended December 31, 2024					For the year ended December 28, 2024

	Kontoor Brands, Inc. (Historical) - USD	Helly Hansen (Reclassified) - USD	Transaction Accounting Adjustments	Notes	Financing Adjustments	Notes	Pro Forma Combined for Acquisition and Financing Adjustments
Net revenues	$2,607,578	$652,770	$—		$—		$3,260,348
Costs and operating expenses
Cost of goods sold	1,446,008	329,612	1,350	3D	—		1,776,970
Selling, general and administrative expenses	819,281	272,064	(75)	3A	—		1,098,944
			3,713	3B
			(67)	3C
			913	3E
			3,115	3F
Total costs and operating expenses	2,265,289	601,676	8,949		—		2,875,914
Operating income	342,289	51,094	(8,949)		—		384,434
Interest expense	(40,824)	(15,056)	3,115	3F	(38,301)	3H	(91,066)
Interest income	11,149	2,783	—		—		13,932
Other expense, net	(11,191)	—	—		—		(11,191)
Income before income taxes	301,423	38,821	(5,834)		(38,301)		296,109
Income taxes	(55,621)	(7,835)	1,284	3G	8,426	3I	(53,746)
Loss from equity method investment	—	(447)	—		—		(447)
Net income	$245,802	$30,539	$(4,550)		$(29,875)		$241,916
Earnings per common share
Basic	$4.42						$4.36
Diluted	$4.36						$4.30
Weighted average shares outstanding
Basic	55,549						55,549
Diluted	56,321						56,321
See accompanying notes to unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information
Note 1. Description of the Acquisition and Basis of Presentation
The Acquisition
On February 18, 2025, Kontoor Brands, Inc. (the “Company” or “Kontoor”) entered into a definitive agreement to acquire all of the issued and outstanding share capital of CTC Triangle B.V., a Netherlands private limited liability company, which is the parent of a group of companies that operates the Helly Hansen® and Musto® brands. CTC Triangle B.V., its subsidiaries and the equity investment in the joint venture are collectively referred to as “Helly Hansen.”
The acquisition of Helly Hansen (the “Acquisition”) was completed on May 31, 2025 (the "Closing Date"), for $1.3 billion CAD (approximately $960 million U.S. dollars) in cash, subject to adjustments for finalization of working capital and other closing adjustments. The purchase price was primarily funded by indebtedness and cash on hand.
On April 8, 2025, the Company completed a refinancing pursuant to which it amended and restated its 2021 credit agreement to provide for (i) a five-year $700.0 million term loan facility ("Term Loan A-1") consisting of a $340.0 million initial term loan ("Initial Term Loan") and a $360.0 million delayed draw term loan ("Delayed Draw Term Loan"), (ii) a three-year $300.0 million delayed draw term loan facility ("Term Loan A-2") and (iii) a five-year $500.0 million revolving credit facility, collectively referred to as the "Credit Facilities." Upon closing of the Credit Facilities, the net proceeds from the Initial Term Loan were used to repay all of the $340.0 million principal amount outstanding under prior borrowings. On May 30, 2025, the Delayed Draw Term Loan and Term Loan A-2 were fully drawn and used to fund the Acquisition, along with approximately $300 million of cash on hand.
The following table summarizes the consideration transferred to consummate the Acquisition:

(In thousands USD)
Cash consideration paid to seller	$957,470
Less: Working capital and other closing adjustments	(53,945)
Net purchase price	$903,525
The purchase price is subject to finalization of working capital and other closing adjustments, which is expected to result in reimbursement from the seller for changes in working capital and certain other costs, pursuant to terms of the agreements between the parties. At the time of preparation of this pro forma financial information, the working capital and other closing adjustments have not yet been finalized. We have included an estimate for those adjustments in the net purchase price. Further adjustments may be made to the net purchase price as additional information about the facts and circumstances that existed as of the Closing Date is obtained.

The following table summarizes the preliminary purchase price allocation of the estimated fair values of assets acquired and liabilities assumed at the Closing Date of the Acquisition:

(In thousands USD)	May 31, 2025
Cash and cash equivalents	$33,467
Accounts receivable	82,275
Inventories	172,212
Prepaid expenses and other current assets	13,902
Property, plant and equipment	35,615
Operating lease assets	96,640
Intangible assets	440,000
Deferred income tax assets	14,085
Other assets (1)	38,841
Total assets acquired	927,037

Accounts payable	53,763
Accrued and other current liabilities	70,137
Operating lease liabilities, current	15,463
Operating lease liabilities, noncurrent	81,527
Deferred income tax liabilities	79,443
Other liabilities	881
Total liabilities assumed	$301,214

Net assets acquired	$625,823
Goodwill	277,702
Purchase price	$903,525
(1) Includes fair value of equity investment in joint venture
Basis of Presentation
The unaudited pro forma condensed combined financial information and related notes are prepared in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information.
The unaudited pro forma condensed combined financial information is prepared using the acquisition method of accounting in accordance with the business combination accounting guidance under ASC 805, Business Combinations, with Kontoor as the accounting acquirer for the Acquisition, as if it had occurred on December 31, 2023. The purchase price is allocated to the assets acquired, liabilities assumed and the equity investment in the joint venture, based on their estimated fair values as of the acquisition date. Any excess purchase price over the fair value of the net assets acquired is recorded as goodwill. These fair values were based on management's estimates and assumptions; however, the amounts are preliminary in nature and are subject to adjustment as additional information is obtained about the facts and circumstances that existed as of the Closing Date. The Acquisition occurred late in the second quarter of 2025, and the Company is still in the process of finalizing working capital adjustments and valuing the assets acquired and liabilities assumed. Accordingly, adjustments may be made to the values of the assets acquired and liabilities assumed as additional information is obtained related to the finalization of working capital, income tax matters and other purchase price adjustments. The final determination of the purchase price allocation will be completed as soon as practicable, and within the measurement period of up to one year from the Closing Date.
The unaudited pro forma condensed combined financial information has been derived from the financial statements of the Company and Helly Hansen after giving pro forma effect to the Acquisition. Kontoor's historical financial statements were prepared in accordance with U.S. GAAP and presented in U.S. Dollar (“USD”) reporting currency. Helly Hansen’s historical financial statements are presented in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and utilize Norwegian Kroner (“NOK”) as the reporting currency. As such, for the purpose of the unaudited pro forma condensed combined financial information, the historical financial information of Helly Hansen has been (i) translated from NOK to USD, (ii) converted from IFRS to U.S. GAAP and (iii) conformed to Kontoor’s accounting policies. Adjustments to convert from IFRS to U.S. GAAP are identified as such and are included in Transaction Accounting Adjustments. The conversion from IFRS to U.S. GAAP and accounting policy conformation was based on preliminary information available to Kontoor at the time of preparation of this pro forma financial information and certain assumptions that the Company believes are reasonable under the circumstances.
The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies or dis-synergies, operating efficiencies, or cost savings that may result from the integration costs that may be incurred. The unaudited pro forma condensed combined financial information is provided for informational purposes only and may not be indicative of the operating results that would have occurred if the Acquisition had been completed as of the dates set forth above, nor is it indicative of the future results of the Company following the Acquisition.
For purposes of preparing the pro forma financial information, the historical financial information of Helly Hansen and related pro forma adjustments were translated from NOK to USD using the following historical exchange rates:

USD/NOK
Average exchange rate for the five months ended May 31, 2025	0.09211
Average exchange rate for the year ended December 28, 2024	0.09300
These exchange rates may differ from future exchange rates, which would have an impact on the pro forma financial information and would also impact purchase accounting.
Note 2. Reclassification Adjustments
During the preparation of this unaudited pro forma condensed combined financial information, management performed a preliminary review of Helly Hansen financial information to identify differences in accounting policies compared to those of the Company and differences in financial statement presentation compared to the presentation of the Company. At the time of preparing the unaudited pro forma condensed combined financial information, other than the reclassifications described herein, the Company is not aware of any other significant differences. A more comprehensive comparison and assessment of Helly Hansen accounting policies will occur, which may result in additional differences identified.

The following tables present Helly Hansen's unaudited reclassified condensed combined statement of operations for the five months ended May 31, 2025, and the year ended December 28, 2024:

Helly Hansen's Unaudited Reclassified Condensed Combined Consolidated Statement of Operations
For the five months ended May 31, 2025
(in thousands)

Historical Presentation Kontoor Brands, Inc.	Historical Presentation Helly Hansen	Historical - NOK	Reclassification Adjustments	Notes	Helly Hansen (Reclassified) - NOK	Helly Hansen (Reclassified) - USD
Net revenues	Revenue from contracts with customers	2,457,693	29,827	(2a)	2,487,520	$229,123
	Other income	29,827	(29,827)	(2a)	—	—
Costs and operating expenses
Cost of goods sold	Cost of goods sold	1,232,552	—		1,232,552	113,529
Selling, general and administrative expenses		—	456,928	(2b)	1,299,600	119,705
			731,273	(2c)
			111,399	(2d)
	Employee benefit expenses	456,928	(456,928)	(2b)	—	—
	Other operating expenses	731,273	(731,273)	(2c)	—	—
	Depreciation and amortization	111,399	(111,399)	(2d)	—	—
Total costs and operating expenses		2,532,152	—		2,532,152	233,234
Operating loss		(44,632)	—		(44,632)	(4,111)
Interest expense	Finance expense	(52,009)	—		(52,009)	(4,790)
Interest income	Finance income	12,328	—		12,328	1,136
Other income, net		—	—		—	—
	Share of results from joint venture	19,202	(19,202)	(2e)	—	—
Loss before income taxes		(65,111)	(19,202)		(84,313)	(7,765)
Income taxes	Income taxes	5,966	—		5,966	550
Income from equity method investment		—	19,202	(2e)	19,202	1,769
Net loss		(59,145)	—		(59,145)	$(5,446)
(2a)Reclassification from "other income" to "net revenues."
(2b)Reclassification of "employee benefit expenses" to "selling, general and administrative expenses.”
(2c)Reclassification of "other operating expenses" to "selling, general and administrative expenses.”
(2d)Reclassification of "depreciation and amortization" to "selling, general and administrative expenses.”
(2e)Reclassification of "share of results from joint venture" to "income from equity method investment."

Helly Hansen's Unaudited Reclassified Combined Consolidated Statement of Operations
For the year ended December 28, 2024
(in thousands)

Historical Presentation Kontoor Brands, Inc.	Historical Presentation Helly Hansen	Historical - NOK	Reclassification Adjustments	Notes	Helly Hansen (Reclassified) - NOK	Helly Hansen (Reclassified) - USD
Net revenues	Revenue from contracts with customers	6,929,797	89,297	(2f)	7,019,094	$652,770
	Other income	89,297	(89,297)	(2f)	—	—
Costs and operating expenses
Cost of goods sold	Cost of goods sold	3,544,244	—		3,544,244	329,612
Selling, general and administrative expenses		—	1,040,295	(2g)	2,925,441	272,064
			1,632,705	(2h)
			252,441	(2i)
	Employee benefit expenses	1,040,295	(1,040,295)	(2g)	—	—
	Other operating expenses	1,632,705	(1,632,705)	(2h)	—	—
	Depreciation and amortization	252,441	(252,441)	(2i)	—	—
Total costs and operating expenses		6,469,685	—		6,469,685	601,676
Operating income		549,409	—		549,409	51,094
Interest expense	Finance expense	(161,896)	—		(161,896)	(15,056)
Interest income	Finance income	29,930	—		29,930	2,783
Other expense, net		—	—		—	—
	Share of results from joint venture	(4,811)	4,811	(2j)	—	—
Income before income taxes		412,632	4,811		417,443	38,821
Income taxes	Income tax expense	(84,253)	—		(84,253)	(7,835)
Loss from equity method investment		—	(4,811)	(2j)	(4,811)	(447)
Net income		328,379	—		328,379	$30,539
(2f)Reclassification from "other income" to "net revenues."
(2g)Reclassification of "employee benefit expenses" to "selling, general and administrative expenses.”
(2h)Reclassification of "other operating expenses" to "selling, general and administrative expenses.”
(2i)Reclassification of "depreciation and amortization" to "selling, general and administrative expenses.”
(2j)Reclassification of "share of results from joint venture" to "loss from equity method investment."

Note 3. Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations
The adjustments included in the Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 28, 2025, and year ended December 28, 2024, are as follows:
Transaction Accounting Adjustments
(3A)Reflects adjustment to depreciation expense for Property and equipment, which is calculated on a straight line-basis based on the preliminary fair value and the related useful lives.

(In thousands USD)	Useful Life	Preliminary Fair Value	Depreciation expense for the year ended December 28, 2024	Depreciation expense for the six months ended June 28, 2025
Machinery & equipment	7	$23,497	$3,357	$1,678
Leasehold improvements	4	10,118	2,529	1,265
Construction in progress	N/A	2,000	—	—
Total property and equipment acquired		$35,615	$5,886	$2,943
Less: Historical depreciation expense			5,961	2,595
Less: Reversal of depreciation recognized in the post-acquisition period already included in earnings			—	460
Pro forma adjustment for depreciation expense			$(75)	$(112)
(3B)Reflects adjustment to amortization expense for Customer relationships, which are amortized on a 125% declining amortization basis based on the preliminary fair value and the related useful lives.

(In thousands USD)	Useful Life	Preliminary Fair Value	Amortization expense for the year ended December 28, 2024	Amortization expense for the six months ended June 28, 2025
Trade name and trademarks	N/A	$404,000	$—	$—
Customer relationships	12	36,000	3,713	1,826
Total identifiable intangible assets		$440,000	$3,713	$1,826
Less: Reversal of amortization recognized in the post-acquisition period already included in earnings			—	303
Pro forma adjustment for amortization expense			$3,713	$1,523

The annual estimated amortization expense for Customer relationships for future fiscal years is as follows:

(In thousands USD)
Six months ended January 3, 2026	$1,804
Fiscal 2026	3,540
Fiscal 2027	3,443
Fiscal 2028	3,336
Fiscal 2029	3,219
Fiscal 2030	3,087
Thereafter	12,032
Total amortization	$30,461
(3C)Represents an adjustment of $(0.03) million and $(0.07) million to record amortization expense for a net unfavorable lease liability recognized in purchase accounting, due to net unfavorable contractual lease terms when compared to market, for the six months ended June 28, 2025, and year ended December 28, 2024, respectively.
(3D)To record the increase in the cost of goods sold for the year ended December 28, 2024 by the amount related to the inventory fair value step up, for inventory expected to be sold within one year, and to remove one month of the impact of the inventory fair value step up from the post-acquisition period that has been recognized by Kontoor within the historical statement of operations for the six months ended June 28, 2025.
(3E)Represents $0.9 million of estimated expense for retention bonuses provided to certain employees of Helly Hansen that will accrue over the 7 month stay period after the closing of the Acquisition.
(3F)IFRS to U.S. GAAP adjustments:
Lease accounting: Under IFRS, lessees account for all leases as finance leases. Under U.S. GAAP, Helly Hansen’s leases would be classified as operating leases with lease expense recognized on a straight-line basis as part of Selling, general and administrative (SG&A) expense. Helly Hansen’s legacy interest expense for lease liabilities classified as finance expense was removed in amounts totaling $3.1 million and $1.5 million and reclassified as lease expense within SG&A expense for the year ended December 28, 2024, and the six months ended June 28, 2025, respectively. There was not a material difference between the total lease costs already recognized in the historical statements of operations of Helly Hansen under IFRS and the amount to be recognized under U.S. GAAP.
(3G)Reflects estimated income tax impact related to the Transaction Accounting Adjustments. Tax-related adjustments are based upon an estimated Norwegian statutory tax rate of 22% for the year ended December 28, 2024, and the six months ended June 28, 2025. The estimated blended statutory tax rate used for the unaudited pro forma condensed combined financial information will likely vary from the actual effective tax rates in periods as of and subsequent to the completion of the Acquisition.

Financing Adjustments
(3H)The following adjustments are included in the Financing Adjustments column in the accompanying Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 28, 2025, and the year ended December 28, 2024, as if the financing had occurred on December 31, 2023, which is the beginning of the fiscal year ended December 28, 2024.
For purposes of preparing the unaudited pro forma condensed combined financial information, the assumed interest rates on the Delayed Draw Term Loan and Term Loan A-2 were 5.31% and 5.94%, respectively. Interest expense on the Delayed Draw Term Loan includes the impact of the Company’s interest swap agreements. The Company periodically enters into “floating to fixed” interest rate swap agreements to mitigate exposure to volatility in reference rates on the Company’s future interest payments on indebtedness.
The below adjustments reflect the additional interest expense related to the $660.0 million proceeds drawn against the Delayed Draw Term Loan and Term Loan A-2, as well as the related financing costs, to affect the financing of the Acquisition in the Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 28, 2025, and the year ended December 28, 2024:

(In thousands USD)	For the year ended December 28, 2024	For the six months ended June 28, 2025
Interest expense related to the financing transaction	$37,380	$18,690
Amortization of deferred financing costs	921	460
Less: Interest expense recognized in the post-acquisition period already included in earnings	—	3,115
Pro forma adjustment	$38,301	$16,035
A sensitivity analysis on interest expense for the Delayed Draw Term Loan and Term Loan A-2 has been performed to assess the effect of a hypothetical change of 12.5 basis points on the interest rate. The interest rate on the Term Loan A-1 is based on one-month Secured Overnight Financing Rate ("SOFR") plus 1.65%, while the interest rate on Term Loan A-2 is based on one-month SOFR plus 1.5%. The following table shows the impact of the hypothetical change in interest expense for the borrowings:

(In thousands USD)	For the year ended December 28, 2024	For the six months ended June 28, 2025
Increase of 0.125%	$824	$412
Decrease of 0.125%	$(824)	$(412)
(3I)Reflects estimated income tax impact related to the Financing Adjustments. Tax-related adjustments are based upon an estimated Norwegian statutory tax rate of 22% for the year ended December 28, 2024, and the six months ended June 28, 2025. The estimated blended statutory tax rate used for the unaudited pro forma condensed combined financial information will likely vary from the actual effective tax rates in periods as of and subsequent to the completion of the Acquisition.

Note 4. Earnings Per Share
The following tables set forth the computation of pro forma basic and diluted earnings per share for the six months ended June 28, 2025, and the year ended December 28, 2024:

(In thousands USD, except per share data)	For the year ended December 28, 2024	For the six months ended June 28, 2025
Numerator:
Pro forma net income attributable to common shares	$241,916	$97,836
Denominator:
Weighted average common shares outstanding:
Basic	55,549	55,458
Diluted	56,321	56,017
Pro forma earnings per share:
Basic	$4.36	$1.76
Diluted	$4.30	$1.75